Exhibit 3.2

ARTICLES OF ENTITY CONVERSION

OF

CLEARSIGN TECHNOLOGIES CORPORATION

(a Washington corporation)

to

CLEARSIGN TECHNOLOGIES CORPORATION

(a Delaware corporation)

_______________________________________

Pursuant to the applicable provisions of the Revised Code of Washington (“RCW”), the undersigned corporation hereby executes the following Articles of Entity Conversion:

1.	Name of Entity. The name of the converted entity is ClearSign Technologies Corporation, a Washington corporation (the “Converted Entity”). The Converted Entity will be converted into a Delaware corporation. The name of the entity upon conversion is ClearSign Technologies Corporation, a Delaware corporation (the “Surviving Entity”).

2.	Service of Process. The Surviving Entity consents to service of process pursuant to RCW 23.95.450 in a proceeding to enforce any obligation or the rights of dissenting shareholders of the Converted Entity. The Converted Entity’s registered office address is 2140 South Dupont Hwy, Camden, DE 19934. The name of the Converted Entity’s registered agent at such address is Parasec.

3.	Plan of Conversion. The Plan of Conversion dated as of June 14, 2023, incorporated herein by this reference, sets forth the terms by which the Converted Entity will convert into the Surviving Entity (the “Plan of Conversion”).

4.	Approval of the Plan. The Plan of Conversion was duly approved by the shareholders of the Converted Entity pursuant to RCW 23B.09.030.

5.	Adoption of Plan. The Plan of Conversion was duly adopted by all of the members of the board of directors of the Converted Entity, as required by the governing statute of the Converted Entity, Chapter 23B.09 RCW.

6.	Effective Date. The conversion shall be effective upon filing of these Articles of Conversion with the Secretary of State of the State of Washington.

CLEARSIGN TECHNOLOGIES CORPORATION
a Washington corporation

By:	/s/ Colin James Deller
Name:	Colin James Deller
Title:	Chief Executive Officer